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Exhibit 10.9

        Execution Version

Dated 12 February 2003

FIMEP SA

as Lender

and

FIMAF SAS

as Borrower

SUBORDINATED FUNDING LOAN AGREEMENT

Table of Contents

1.	INTERPRETATION	1
2.	THE ADVANCE	3
3.	INTEREST	4
4.	MATURITY, PREPAYMENT AND REPAYMENT	4
5.	PAYMENTS	5
6.	MODIFICATION AND WAIVER	5
7.	EXERCISE OF RIGHTS	6
8.	SUBORDINATION	6
9.	NOTICES	7
10.	CERTIFICATE	8
11.	COUNTERPARTS	8
12.	ASSIGNMENT	8
13.	INDEMNITIES	8
14.	EXPENSES AND STAMP DUTIES	9
15.	INVALIDITY OF ANY PROVISION	9
16.	THIRD PARTY BENEFICIARIES	10
17.	GOVERNING LAW AND SUBMISSION TO JURISDICTION	10

THIS AGREEMENT (the "Agreement") is made on 12 February 2003 by and between:

(1)
FIMEP SA, a company incorporated in France as a société anonyme and registered under number 421 259 615 RCS Paris (the "Lender"); and

(2)
FIMAF SAS, a company incorporated in France as a société par actions simplifée and registered under number 421 391 269 RCS Paris (the "Borrower").

IT IS AGREED as follows:

1.     INTERPRETATION

1.1   Definitions

  In this Agreement, the following terms have the meanings given to them in this Clause 1.1. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

  "Additional Interest" has the meaning given to it in the Registration Rights Agreement.

  "Advance" shall mean the advance in an initial aggregate principal amount of €1,765,643,510 made or to be made pursuant to the terms hereof (as the same may from time to time be reduced by repayment or prepayment).

  "Assignment Agreement" means the deed of assignment and charge dated on or about the date hereof and made between the Lender as chargor and the Trustee.

  "Charged Account" means the account in the name of the Lender with account number 30003 03175 00020274269 24 held at Société Generale Paris Etoile Enterprises, 33 Avenue Wagram, BP 963, 75829 Paris Cedex 17 and any other account which may from time to time be charged in favour of The Royal Bank of Scotland Plc in its capacity as security agent under the Existing Senior Credit Facility.

  "Designated Senior Debt" of any person means any Indebtedness of such person outstanding under the Existing Senior Credit Facility and, after repayment in full of any Indebtedness of such person under the Existing Senior Credit Facility, any other Senior Debt of such person that is permitted under the Indenture, the principal amount of which is not less than €50,000,000 and that has been specifically designated in the instrument evidencing such Indebtedness as "Designated Senior Debt."

  "Group" means the Lender and each of its Restricted Subsidiaries.

  "Indenture" shall mean the Indenture dated the date hereof by and among the Lender as issuer and the Trustee.

  "Insolvency Event" means in any relevant jurisdiction the earlier of the date on which:

  (a)
  a court makes an order, or the board of directors (or equivalent) or shareholders pass a resolution, for the winding up, dissolution, liquidation, bankruptcy, administration or similar matter in respect of the Borrower; or

  (b)
  a liquidator, administrator, receiver or similar official in respect of all or substantially all of the assets of the Borrower is appointed thereto or to its assets.

  "Notes" shall mean the $350,000,000 of 10.5% Senior Notes due 2013 issued by the Issuer and €277,500,000 of 11% Senior Notes due 2013 issued by the Issuer, in each case, pursuant to the Indenture.

  "Senior Debt" of any person means, whether outstanding on the date of making of the Advance or thereafter issued:

  (1)
  the obligations of such person under the Existing Senior Credit Facility; and

  (2)
  the obligations of such person under any other Indebtedness permitted to be incurred by such person under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it ranks equally with, or is subordinated in right of payment to, the Advance;

  in each case, including accrued and unpaid interest (including interest accruing subsequent to the filing of, or which would have accrued but for the filing of, a petition for winding up, dissolution, liquidation, bankruptcy, administration or any similar proceeding, in accordance with and at the rate specified in the documents evidencing or governing such Senior Debt, whether or not such interest is an allowable claim in such proceeding).

  For the purposes of this Agreement, "Senior Debt" shall not include:

  (1)
  any liability for taxes owed or owing by the relevant person to any governmental authority;

  (2)
  any Indebtedness of such person to any of its Subsidiaries or Affiliates (save pursuant to the Senior Funding Bonds and the Senior Funding Bond Guarantees);

  (3)
  any trade payables; or

  (4)
  the portion of any Indebtedness of such person that is incurred in violation of the Indenture.

  "Subordinated Funding Loan Document" means this agreement and any other document entered into in connection herewith and designated a "Subordinated Funding Loan Document" by the Lender and the Borrower.

  "US Dollar Equivalent" means in relation to the euro amount of any payment hereunder, the equivalent dollar amount of such payment calculated by converting the euro amount of the relevant payment into US dollars using the spot rate of exchange of The Royal Bank of Scotland Plc as at 10am (London time) on the date which is two Business Days prior to the due date of such payment hereunder.

1.2   Interpretation

  In this Agreement, unless a contrary intention appears, a reference to:

  (a)
  "€" and "euro" denote the single currency of participating member states of the European Union from time to time;

  (b)
  "$" and "dollars" denote the lawful currency of the United States from time to time;

  (c)
  an "agreement" includes any legally binding arrangement, concession, contract, deed or franchise (in each case whether oral or written);

  (d)
  an "amendment" includes any amendment, supplement, variation, novation, modification, replacement or restatement and " amend," "amending" and "amended" shall be construed accordingly;

  (e)
  "assets" includes property, business, undertaking and rights of every kind, present, future and contingent (including uncalled share capital) and every kind of interest in an asset;

  (f)
  a "consent" includes an authorisation, approval, exemption, licence, order, permission or waiver;

  (g)
  "including" means including without limitation and "includes" and "included" shall be construed accordingly;

  (h)
  a "month" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

  (i)
  if any such period would otherwise end on a day which is not a Business Day, it shall end on the next Business Day in the same calendar month or, if none, on the preceding Business Day; and

  (ii)
  if a period starts on the last Business Day in a calendar month, or if there is no numerically corresponding day in the month in which that period ends, that period shall end on the last Business Day in that later month, and references to "months" shall be construed accordingly; and

  (i)
  a "person" includes any person, individual, firm, company, corporation, government, state or agency of a state or any undertaking (within the meaning of section 259(1) of the Companies Act 1985) or other association (whether or not having separate legal personality) or any two or more of the foregoing.

1.3   Other References

  In this Agreement, unless a contrary intention appears:

  (a)
  a reference to any person is, where relevant, deemed to be a reference to or to include, as appropriate, that person's successors and permitted assignees or transferees;

  (b)
  references to clauses and schedules are references to, respectively, clauses of and schedules to this Agreement and references to this Agreement include its schedules;

  (c)
  a reference to (or to any specified provision of) any agreement or document is to be construed as a reference to that agreement or document (or that provision) as it may be amended and/or restated from time to time, but excluding for this purpose any amendment and/or restatement which is contrary to any provision of the Indenture;

  (d)
  a reference to a statute, statutory instrument or accounting standard or any provision thereof is to be construed as a reference to that statute, statutory instrument or accounting standard or such provision thereof, as it may be amended or re-enacted from time to time;

  (e)
  the index to and the headings in this Agreement are inserted for convenience only and are to be ignored in construing this Agreement; and

  (f)
  words importing the plural shall include the singular and vice versa.

1.4   Intercreditor Deed

  The parties to this Agreement acknowledge that, notwithstanding any other provision of this Agreement to the contrary, all rights and obligations of the parties under this Agreement shall be subject to the terms of the Intercreditor Deed.

2.     THE ADVANCE

  The Lender agrees, concurrently with the issuance of the notes and the Subordinated Shareholder PIK Bonds, to make the Advance to the Borrower on the date hereof. The Advance shall be transferred to such account of the Borrower as the Borrower may designate to the Lender for this purpose.

3.     INTEREST

3.1   Interest

  Interest will accrue on the Advance at the rate of 7% per annum, computed on the basis of a 360 day year comprised of twelve 30-day months and will, subject to the Intercreditor Deed, be payable semi-annually in cash, in arrears two Business Days prior to 15 February and 15 August of each year, commencing on 15 August 2003; provided that payment of the amount by which any such interest payment exceeds the total of (A) interest on the Notes, (B) Additional Amounts and (C) Additional Interest, in each case, payable in cash on the next succeeding interest payment date with respect to the Notes may, at the Borrower's election, be deferred until such time when the Borrower elects to make such payment and in any event no later than the date on which the Advance is repaid in full. All such interest paid in cash shall be transferred in same day funds to such account or accounts with such person or persons as the Lender may designate to the Borrower for this purpose.

3.2   Effective global rate

  For the purpose of articles L. 313-1 et seq of the Code de la consommation, the effective global rate ("taux effectif global") payable by the Borrower under this Agreement is 7.91% per annum.

3.3   Increased Costs

  If the Borrower receives notice (together with supporting documentation) from the Lender that the Lender is required to pay Additional Amounts and/or Additional Interest then the Borrower shall pay such Additional Amounts and/or Additional Interest to the Lender.

4.     MATURITY, PREPAYMENT AND REPAYMENT

4.1   Maturity

  The Borrower will, subject to the Intercreditor Deed, repay the Advance, together with any other sums then owed by it under this Agreement, upon the earlier of (A) prior written demand being made by the Lender and (B) the date specified in either clause 4.2 or clause 4.3.

4.2   Repayment

  Except pursuant to clauses 4.1 and 4.3, at any time while any Notes are outstanding, the Borrower may not, without the consent of the Holders of a majority in aggregate principal amount of the outstanding Notes, prepay, repay, repurchase, redeem or otherwise acquire or retire the Advance, except as a consequence of the extinguishment, by operation of law, of the Advance in connection with a merger, consolidation, amalgamation or other business combination transaction between the Borrower and the Lender which complies with the Indenture and as a consequence of which the Borrower or the Lender ceases to have separate legal existence. Notwithstanding the foregoing but subject to the Intercreditor Deed, the Advance may be prepaid or reduced at any time to facilitate or otherwise accommodate or reflect a redemption or repurchase of outstanding Notes by the Lender. Where any redemption premium is payable by the Lender in respect of Notes to be redeemed, a repayment premium of an equivalent amount shall, subject to the Intercreditor Deed, be payable by the Borrower in respect of that part of the Advance which is prepaid in order to facilitate such redemption.

4.3   Automatic Acceleration

  In addition to the foregoing, following the occurrence of an Insolvency Event in relation to the Borrower, the Advance and all other amounts payable by the Borrower hereunder will become immediately due and payable without further action or notice.

5.     PAYMENTS

5.1   Method of Payment

  (a)
  All payments to be made by the Borrower hereunder are to be made in immediately cleared funds not later than 10 a.m. (London time) on the date in question.

  (b)
  All payments to be made by the Borrower hereunder will be made in euro, provided that notwithstanding that the Advance is denominated in euro, the Borrower may make payments in the US Dollar Equivalent if the Lender so agrees.

5.2   No Payment into Charged Accounts

  No payment to be made by the Borrower hereunder may be made into any Charged Account and any payment which is so made shall not constitute a valid discharge of the Borrower's obligations under this Agreement.

5.3   No Withholding

  All payments made by the Borrower under this Agreement must be made in full without set-off or counterclaim and not subject to any condition and free and clear of and without deduction or withholding for or on account of any taxes or any other purpose. If any deduction or withholding for or on account of taxes or any other deduction from any payment made or to be made by the Borrower to the Lender is required by law, then the Borrower will:

  (a)
  ensure that the deduction or withholding does not exceed the minimum amount legally required;

  (b)
  pay to the relevant taxation or other authorities within the period for payment permitted by the applicable law, the amount which is required to be paid in consequence of the deduction (including the full amount of any deduction from any additional amount paid under this Clause 5);

  (c)
  promptly pay to the Lender an additional amount equal to the amount required to procure that the aggregate net amount received by the Lender will equal the full amount which would have been received by it if no such deduction or withholding had been made; and

  (d)
  indemnify the Lender against any losses incurred by it by reason of:

  (i)
  any failure by the Lender to make any deduction or withholding; or

  (ii)
  any such additional amount not being paid on the due date for payment of that amount.

6.     MODIFICATION AND WAIVER

  At any time while any Notes are outstanding, no amendment or waiver of the terms and conditions of this Agreement may be made by the Lender or the Borrower unless such amendment or waiver is permitted by and made in accordance with the terms of the Indenture and any amendment or waiver made in contravention of this Clause 6 shall be void.

7.     EXERCISE OF RIGHTS

  No failure to exercise, or delay in exercising on the part of the Lender, any right, remedy or power hereunder shall operate as a waiver nor shall any single or partial exercise preclude further or other exercise of any right, remedy or power, whether the same or any other right, remedy or power.

8.     SUBORDINATION

8.1   Agreement to Subordinate

  The Borrower, for itself and its successors, and the Lender, agree that the payment of the principal, interest and all other amounts on or with respect to the Advance is subordinated, to the extent and in the manner provided in this Clause 8, to the prior payment in full in cash of all sums due and payable under all Senior Debt of the Borrower whether outstanding on the date hereof or hereafter incurred.

  This Clause 8 shall constitute a continuing offer to all persons who, in reliance upon such provisions, become holders of, or continue to hold, Senior Debt of the Borrower, and such provisions are made for the benefit of the holders of Senior Debt of the Borrower, and such holders are made obligees hereunder and any one or more of them may enforce such provisions.

8.2   Subordination

  Upon any payment or distribution of assets of the Borrower of any kind or character, whether in cash, property or securities, to creditors of the Borrower upon an Insolvency Event of the Borrower, all amounts due or to become due upon all Senior Debt of the Borrower shall first be paid in full, or provision shall have been made for such payment, in cash or otherwise in a manner satisfactory to the holders of Senior Debt of the Borrower, before any payment is made on account of amounts due by the Borrower under this Agreement. Following such Insolvency Event, any payment or distribution of assets in accordance with the foregoing shall be applied in priority by the Borrower or by any receiver, trustee, trustee in bankruptcy, liquidator, agent or other person making such payment or distribution towards the discharge of Senior Debt of the Borrower.

8.3   Turnover

  In the event that the Lender receives any payment on or with respect to the Advance at a time when such payment is prohibited by Clause 8.2, such payment will be held by the Lender in trust for the benefit of, and will be paid forthwith over and delivered, upon written request, to, the holders of Senior Debt of the Borrower for application to the payment of such Senior Debt remaining unpaid to the extent necessary to pay such obligations in full in cash in accordance with their terms, after giving effect to any concurrent payment or distribution to or for the holders of Senior Debt of the Borrower. As between the Lender and the Borrower, the Advance shall be deemed not to have been reduced to the extent of any amounts turned over in accordance with this clause 8.3.

8.4   Intercreditor Arrangements

  In addition to, and without limiting the foregoing, the Advance shall constitute "High Yield Notes Funding Bonds Debt" for purposes of the Existing Intercreditor Deed and the Advance and the terms of this Agreement shall be subject to all provisions of such intercreditor deed until the Final Discharge Date (as defined in the Existing Intercreditor Deed (the "Final Discharge Date")).

  At any time following the Final Discharge Date, each of the Borrower and the Lender agree to (and are authorised to) enter into such new Intercreditor Agreement(s) as may be necessary or required by future holders of Designated Senior Debt of the Borrower to ensure that the Advance is subordinated to such future Designated Senior Debt on the same terms as the Advance is currently subordinated to the Existing Senior Credit Facility pursuant to the Existing Intercreditor Deed as in effect on the date hereof. Such new Intercreditor Agreement may include any or all of the provisions dealing with payment blockages, remedy bars and restrictions on enforcement, turnover obligations and subrogation rights. The execution, delivery and performance of any such new intercreditor agreement is authorised and permitted without any action by any third party, for purposes of clause 16 of this agreement.

  In addition, the Borrower and the Lender agree to (and are authorised to) enter into such new Intercreditor Agreement(s) as may be necessary or required by future holders of Senior Debt of the Borrower which does not constitute Designated Senior Debt to ensure that the Advance is subordinated to such future Senior Debt on the terms set out in clauses 8.1 to 8.3 hereof.

9.     NOTICES

9.1   Mode of Service

  (a)
  Except as specifically otherwise provided in this Agreement, any notice, demand or other communication (a "Notice") to be served under this Agreement will be in writing and will be made by letter or by facsimile transmission to the party to be served at its address or facsimile number shown on the signature page of this Agreement or at such other address or number as it may from time to time notify in writing to the other party hereto.

  (b)
  Any Notice to be served by the Borrower on the Lender will be effective only if it is sent to the Lender expressly marked for the attention of the person (if any) specified in conjunction with the relevant address and facsimile number referred to in Clause 9.1(a).

9.2   Deemed Service

  (a)
  Subject to Clause 9.2(b), a Notice will be deemed to be given as follows:

  (i)
  if by letter, when delivered personally or on actual receipt; and

  (ii)
  if by facsimile, when delivered.

  (b)
  A Notice given in accordance with Clause 9.2(a) but received on a non-Business Day or after business hours in the place of receipt will only be deemed to be given on the next Business Day in that place.

9.3   Language

  (a)
  Any notice provided under this Agreement must be in English.

  (b)
  All other documents provided under or in connection with this Agreement must be:

  (i)
  in English; or

  (ii)
  if not in English, accompanied by a certified English translation in which case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

10.   CERTIFICATE

  A certificate from the Lender as to the amount at any time due from the Borrower to the Lender under this Agreement shall, in the absence of manifest error, be prima facie evidence of that amount.

11.   COUNTERPARTS

  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered shall constitute an original, but all the counterparts shall constitute but one and the same instrument.

12.   ASSIGNMENT

  Save as the Lender may be deemed to transfer its rights under this Agreement to the Trustee pursuant to the Assignment Agreement or pursuant to any Permitted Subordinated Funding Loan Assignment Agreement, neither party to this Agreement may assign or transfer its rights or obligations under this Agreement without the prior written consent of the other and, for so long as any Notes are outstanding, only if such assignment is permitted under and made in accordance with the terms of the Indenture.

13.   INDEMNITIES

13.1 General Indemnity

  The Borrower will indemnify the Lender within three Business Days of demand against any loss other than consequential and incidental loss which it incurs as a result of any failure by the Borrower to pay any amount due under a Subordinated Funding Loan Document on its due date.

13.2 Currency Indemnity

  Without prejudice to Clause 13.1, if:

  (a)
  any amount payable by the Borrower under or in connection with any Subordinated Funding Loan Document is received by the Lender (or by an agent or attorney on behalf of the Lender) in a currency (the "Payment Currency") other than that agreed in the relevant Subordinated Funding Loan Document (the "Agreed Currency"), whether as a result of any judgment or order, the enforcement of any judgment or order, the liquidation of the Borrower or otherwise, and the amount produced by converting the Payment Currency so received into the Agreed Currency is less than the relevant amount of the Agreed Currency; or

  (b)
  any amount payable by the Borrower under or in connection with any Subordinated Funding Loan Document must be converted from the Agreed Currency into another currency for the purpose of (i) making or filing a claim or proof against the Borrower, (ii) obtaining an order or judgment in any court or other tribunal or (iii) enforcing any order or judgment given or made in relation to any Subordinated Funding Loan Document, then the Borrower will, as an independent obligation, on demand indemnify the Lender for the deficiency and any loss sustained as a result (other than consequential and incidental loss). Any conversion required will be made at the prevailing rate of exchange on the date and in the market determined by the Lender as being most appropriate for the conversion. The Borrower will also pay the costs of the conversion.

13.3 Waiver

  The Borrower waives any right it may have in any jurisdiction to pay any amount under any Subordinated Funding Loan Document in a currency other than that in which it is expressed to be payable in that Subordinated Funding Loan Document.

14.   EXPENSES AND STAMP DUTIES

14.1 General

  (a)
  If and to the extent permitted by clause 8.6 (Value Transfers) of the Existing Intercreditor Deed, the Borrower shall pay or cause to be paid to the Lender all costs and expenses (including legal fees) and any value added tax or other similar tax thereon reasonably incurred by it in connection with (i) the issue of the Notes and the Subordinated Shareholder PIK Bonds issued by the Lender on or about the date hereof, and (ii) any amendment or waiver (or any proposal for any of the same) relating to any Subordinated Funding Loan Document.

  (b)
  The Borrower agrees, in accordance with its obligations under clause 14.1(a) above, that the Lender may withhold a portion of the Advance for the purpose of paying certain fees incurred in connection with the issue of the Notes.

14.2 Enforcement Expenses

  Subject to the terms of the Existing Intercreditor Deed, the Borrower will on demand pay or cause to be paid to the Lender the amount of all reasonable costs and expenses incurred by the Lender and any of its agents or attorneys (including legal fees and any value added tax or other similar tax thereon) in connection with the preservation or enforcement of any of the Lender's rights under any Subordinated Funding Loan Document.

14.3 Stamp Duties, etc.

  Subject to the terms of the Existing Intercreditor Deed, the Borrower agrees to pay and will on demand reimburse the Lender and any of its agents or attorneys from and against any liability for any stamp, documentary, filing and other duties and taxes (if any) which are or become payable in connection with any Subordinated Funding Loan Document.

14.4 VAT

  All amounts payable under and all fees and expenses reimbursed pursuant to the Subordinated Funding Loan Documents are exclusive of any value added tax or other similar tax chargeable on or in connection with such amounts, fees and expenses. If any such value added tax or other similar tax is or becomes chargeable, that tax will be added to the relevant amount, fee or expense at the appropriate rate and will be paid by the Borrower at the same time as the relevant amount, fee or expense itself is paid.

15.   INVALIDITY OF ANY PROVISION

  If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired in any way.

16.   THIRD PARTY BENEFICIARIES

  (a)
  Except as provided in paragraph (b) below, the Contracts (Rights of Third Parties) Act 1999 shall not apply to this Agreement and no person other than the parties to this Agreement shall have any rights under it, nor shall it be enforceable under that Act by any person other than the parties to it.

  (b)
  Each of the parties hereto acknowledges:

  (i)
  the right of the Trustee to exercise all rights granted to it under the Assignment Agreement; and

  (ii)
  the right of the holders of Senior Debt of the Borrower to enforce Clause 8 (Subordination) of this Agreement.

17.   GOVERNING LAW AND SUBMISSION TO JURISDICTION

17.1 Governing Law

  This Agreement (and any dispute, controversy, proceedings or claims of whatever nature arising out of or in any way relating to this Agreement) shall be governed by and construed in accordance with English law.

17.2 Submission to Jurisdiction

  For the benefit of the Lender and its permitted assigns, the Borrower irrevocably submits to the non-exclusive jurisdiction of the courts of England and Wales and/or the Federal and state courts in the Borough of Manhattan in the City of New York for the purpose of hearing and determining any dispute arising out of this Agreement and for the purpose of enforcement of any judgment against its assets.

17.3 Freedom of Choice

  The submission to the jurisdiction of the courts referred to in Clause 17.2 shall not (and shall not be construed so as to) limit the right of the Lender or any of its permitted assigns to take proceedings against the Borrower in any other court of competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable law.

17.4 Service of Process in England and Wales

  Without prejudice to any other permitted mode of service, the Borrower agrees that service of any claim form, notice or other document for the purpose of any proceedings in the courts of England and Wales shall be duly served upon it if delivered or sent by registered post to Hackwood Secretaries Limited at One Silk Street, London EC2Y 8HQ or such other address in England and Wales as it may notify from time to time to the Lender.

17.5 Service of Process in New York

  Without prejudice to any other permitted mode of service, the Borrower agrees that service of any claim form, notice or other document for the purpose of any proceedings in the Borough of Manhattan in the City of New York shall be duly served upon it by service of such process upon its authorized agent, CT Corporation System, 111 Eighth Avenue, 13th Floor, New York, New York, 10011, USA, and written notice of said service to the Borrower.

IN WITNESS WHEREOF the parties have executed this Agreement the day and year first above written.

THE BORROWER

FIMAF SA

By:

Notice Details

Address:	89 rue Taitbout 75009 Paris
Facsimile:	00 33 142 85 2367
Attention:	François Grappotte
THE LENDER
FIMEP SA
By:
Notice Details
Address:	89 rue Taitbout 75009 Paris
Facsimile:	00 33 142 85 2367
Attention:	François Grappotte

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